SXC Health Solutions Corp.

Exhibit 99.1
SXC Health Solutions Announces Record
Third Quarter Financial Results

Lisle, Illinois, November 3, 2011 - SXC Health Solutions Corp. (“SXC” or the “Company”) (NASDAQ: SXCI, TSX: SXC), a leading provider of technology and pharmacy benefit management (PBM) services, announces its financial results for the three-month and nine-month periods ended September 30, 2011.

Q3 2011 Highlights

•	Revenue grew 163% on a year over year basis to $1.3 billion, compared to $489.9 million in Q3 2010

•	Gross profit increased 56% to $82.3 million, compared to $52.9 million in Q3 2010

•	Net income increased 56% to $25.3 million, or $0.40 per share (fully-diluted), compared to $16.2 million, or $0.26 per share (fully-diluted), in Q3 2010

•	Adjusted EBITDA¹ increased 58% to $48.0 million, compared to $30.4 million in Q3 2010

•	Non-GAAP adjusted earnings per share¹ (fully-diluted), which excludes all transaction-related amortization, increased 57% to $0.44, compared to $0.28 in Q3 2010

•	Adjusted prescription claim volume¹ for the PBM segment was 23.3 million, compared to 11.9 million in Q3 2010

•	Transaction processing volume for the HCIT segment was 100.1 million in the quarter

•	Generic dispense rate increased to 78% compared to 76% in Q3 2010

•	Successfully converted two HCIT clients to PBM services in the quarter

•	Launched the industry's first automated, enhanced Coordination of Benefits service in the State Fee-For-Service Medicaid market

•
Completed the acquisitions of PTRX, Inc., a full-service pharmacy benefit manager, and SaveDirectRx, Inc., its exclusive mail-order pharmacy provider, both previous clients of SXC, subsequent to the end of the period

•	Signed a five-year HCIT contract renewal with Catalyst Health Solutions, Inc. (NASDAQ: CHSI), subsequent to the end of the period

•	Ranked 1st in FORTUNE Magazine's 2011 “100 Fastest-Growing Companies” list

“Q3 was another strong quarter for SXC. Cash flow from operations was strong and we achieved record EBITDA growth. We just posted our best sales year in SXC's history - more than $1.4 billion of new sales, adding over 1 million new lives under management. The Company is very well positioned moving forward,” said Mark Thierer, Chairman and CEO of SXC.

Subsequent to the end of the quarter, Cigna announced the acquisition of HealthSpring, SXC's largest customer based on revenues. HealthSpring is in the first year of a five-year contract, which has a base three year term with two one-year extensions. SXC has met the performance obligations under the contract and expects to service HealthSpring for the duration of the agreement.

SXC Health Solutions Corp.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
SXC evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments to the consolidated financial statements for the three and nine months ended September 30, 2011 and 2010 are as follows:

Three months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2011	2010	2011	2010	2011	2010
Revenue	$1,256,369	$463,042	$30,921	$26,880	$1,287,290	$489,922
Cost of revenue	1,188,197	423,773	16,751	13,285	1,204,948	437,058
Gross profit	$68,172	$39,269	$14,170	$13,595	$82,342	$52,864
Gross profit %	5.4%	8.5%	45.8%	50.6%	6.4%	10.8%

Nine months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2011	2010	2011	2010	2011	2010
Revenue	$3,511,148	$1,341,839	$85,833	$79,677	$3,596,981	$1,421,516
Cost of revenue	3,330,886	1,225,620	45,973	39,064	3,376,859	1,264,684
Gross profit	$180,262	$116,219	$39,860	$40,613	$220,122	$156,832
Gross profit %	5.1%	8.7%	46.4%	51.0%	6.1%	11.0%

Revenue
Q3 2011 PBM revenue was $1.3 billion, compared to $463.0 million in Q3 2010. PBM revenue for the year-to-date (YTD) period was $3.5 billion, compared to $1.3 billion in the prior period. The increase in revenue on a year over year basis is primarily due to new customer starts, including HealthSpring on January 1, 2011 and Optima on April 1, 2011, as well as revenues generated from the acquisition of MedfusionRx, LLC (“MedfusionRx”).
Q3 2011 HCIT revenue was $30.9 million, compared to $26.9 million in Q3 2010. For the YTD period, HCIT revenue was $85.8 million, compared to $79.7 million in the prior period. The increase was primarily due to an increase in revenues earned from professional services and transaction processing as a result of increased utilization of these services by HCIT clients.

Gross Profit
Consolidated gross profit for Q3 2011 was $82.3 million, an increase of $29.5 million compared to $52.9 million in Q3 2010. For the YTD period, consolidated gross profit was $220.1 million, an increase of $63.3 million compared to $156.8 million in the prior period. The increase is primarily due to incremental revenues from new customer starts and the MedfusionRx acquisition. Consolidated gross profit as a percentage of revenue was 6.4% in Q3 2011, compared to 10.8% in Q3 2010 and 6.1% compared to 11.0% for the YTD 2011 and 2010 periods, respectively. Gross profit as a percentage of revenue has decreased due to new business wins carrying a lower gross profit percentage than the historical rates for the PBM segment.

SXC Health Solutions Corp.

PBM gross profit percentage increased in Q3 2011 compared to Q2 2011 due to higher utilization of generics and specialty medications. The gross profit per adjusted prescription claim increased to $2.93 compared to $2.65 in the subsequent quarter. Additionally, gross profit increased due to the recognition of $1.0 million in non-recurring revenue within the HCIT segment.

Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q3 2011 were $33.8 million, compared to $21.6 million in Q3 2010. SG&A costs for the YTD period were $93.4 million, compared to $64.4 million in the prior period. The change in SG&A costs compared to prior periods was due to increased resources to support the Company's organic growth, increased stock-based compensation cost, and additional operating costs related to the MedfusionRx and MedMetrics acquisitions.

Adjusted EBITDA¹
Q3 2011 adjusted EBITDA increased 58% to $48.0 million, compared to $30.4 million in Q3 2010. Adjusted EBITDA for the YTD period was $124.6 million, compared to $89.6 million in the prior period. The growth in adjusted EBITDA was due primarily to new contract wins, HCIT-to-PBM conversions and additional business generated from the acquisitions of MedfusionRx and MedMetrics.

Net Income
The Company reported Q3 2011 net income of $25.3 million, or $0.40 per share (fully-diluted), compared to $16.2 million, or $0.26 per share (fully-diluted), in Q3 2010. Net income for the YTD period was $65.1 million, or $1.03 per share (fully-diluted), compared to net income in the prior period of $48.1 million, or $0.77 per share (fully-diluted).

Non-GAAP Adjusted EPS¹ excludes amortization of intangible assets, net of tax. The Company reported Q3 2011 adjusted EPS of $0.44 per share (fully-diluted), compared to $0.28 per share (fully-diluted), in Q3 2010. Adjusted EPS for the YTD period was $1.15 per share (fully-diluted), compared to the prior period of $0.83 per share (fully-diluted).

Cash from Operations
For Q3 2011, the Company generated $85.3 million of cash from operations, compared to $26.1 million generated in cash from operations during Q3 2010. For the YTD period, SXC generated cash from operations of $84.7 million, compared to $62.9 million in the prior period. The increased transaction volume in the PBM segment, propelled by new customer starts during 2011, as well as the additional business generated as a result of the Company's recent acquisitions, were the primary drivers of increased operating cash flow during the Q3 and YTD periods.

At September 30, 2011 and December 31, 2010, SXC had cash and cash equivalents totalling $405.1 million and $321.3 million, respectively. The Company believes that its cash on hand, together with cash generated from operating activities, will be sufficient to support planned operations for the foreseeable future. Subsequent to the end of the quarter, the Company utilized $77 million of cash on hand to close the acquisitions of PTRX and SaveDirectRx.

SXC Health Solutions Corp.

2011 Full Year Financial Guidance
With today's announcement, SXC is revising certain of its 2011 full year financial targets:

▪	Revenue of $4.7 to $4.8 billion, versus prior estimate of $4.6 to $4.7 billion. The mid-point of the range implies an increase of $100 million versus the prior estimate's mid-point.

▪	Adjusted EBITDA[1] of $172 to $173 million, versus prior estimate of $168 to $172 million. The mid-point of the range implies an increase of $2.5 million versus the prior estimate's mid-point.

▪	GAAP EPS (fully-diluted) of $1.46 to $1.47, versus prior estimate of $1.43 to $1.47. The mid-point of the range implies an increase of $0.015 versus the prior estimate's mid-point.

▪
Adjusted EPS[1] (fully-diluted) of $1.62 to $1.63 versus prior estimate of $1.58 to $1.62 (excluding all transaction-related amortization). The mid-point of the range implies an increase of $0.025 versus the prior estimate's mid-point.

Notice of Conference Call
SXC will host a conference call on Thursday, November 3, 2011, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Jeff Park, EVP and CFO, will co-chair the call. All interested parties can join the call by dialing 1-888-231-8191 or 647-427-7450. Please dial in 15 minutes prior to the call to secure a line. The conference call will be archived for replay until Thursday, November 10, 2011 at midnight. To access the archived conference call, please dial 1-855-859-2056 or 416-849-0833 and enter the reservation code 20404937.

A live audio webcast of the conference call will be available at www.sxc.com and www.newswire.ca. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast. An archived replay of the webcast will be available for 365 days.

1Non-GAAP Financial Measures
SXC reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). SXC's management also evaluates and makes operating decisions using various other measures. Two such measures are adjusted EPS and adjusted EBITDA, which are non-GAAP financial measures. SXC's management believes that these two measures provide useful supplemental information regarding the performance of SXC's business operations.

Adjusted EPS adds back the impact of all amortization of intangible asset expenses, net of tax. Amortization of intangible asset expense arises from the acquisition of intangible assets in connection with the Company's business acquisitions. SXC excludes acquisition-related amortization expense from non-GAAP adjusted EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of SXC's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

Adjusted EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to interest income, interest expense and other expense, income taxes, depreciation, amortization and stock-based compensation expenses. Management believes it is useful to exclude these expenses as they are essentially fixed amounts that cannot be influenced by management in the short term. In addition, management believes it is useful to exclude stock-based compensation as this is a non-cash expense.

The 2011 full year guidance of adjusted EBITDA was computed using the Company's estimated 2011 earnings before interest, taxes, depreciation and amortization as well as estimated stock-based compensation expense of approximately $9 million. Adjusted EPS was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all acquisition-related amortization expense totaling approximately $17 million less an estimated 34% tax rate.

SXC Health Solutions Corp.

Adjusted prescription claim volume equals SXC's Mail Service prescriptions multiplied by three, plus its retail and specialty prescriptions. The Mail Service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that adjusted EPS, adjusted EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of adjusted EPS and adjusted EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and adjusted EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies. Reconciliations of adjusted EBITDA to net income and GAAP EPS (fully-diluted) to adjusted EPS (fully-diluted) are shown below:

Adjusted EBITDA	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net Income (GAAP)	$25,266	$16,176	$65,102	$48,113
Add:
Amortization of Intangible Assets	3,899	1,942	11,125	5,915

Depreciation of Property & Equipment	2,235	2,077	6,815	6,312

Stock-Based Compensation	2,404	1,646	6,507	4,527

Interest Income	(115)	(199)	(375)	(524)

Interest Expense and Other Expense, Net	1,221	373	2,351	1,343

Income Tax Expense	13,112	8,427	33,091	23,931

Adjusted EBITDA	$48,022	$30,442	$124,616	$89,617

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended September 30,				Nine Months Ended September 30,

	2011		2010		2011		2010

	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share

Net Income (GAAP)	$25,266	$0.40	$16,176	$0.26	$65,102	$1.03	$48,113	$0.77

Amortization of Intangible Assets	3,899	0.06	1,942	0.03	11,125	0.18	5,915	0.09

Tax Effect of Reconciling Item	(1,333)	(0.02)	(666)	(0.01)	(3,749)	(0.06)	(1,964)	(0.03)

Non-GAAP Net-Income	$27,832	$0.44	$17,452	$0.28	$72,478	$1.15	$52,064	$0.83

SXC Health Solutions Corp.

About SXC Health Solutions Corp.
SXC Health Solutions Corp. is a leading provider of pharmacy benefits management (PBM) services and Health Care Information Technology (HCIT) solutions to the healthcare benefits management industry. The Company's product offerings and solutions combine a wide range of PBM services and software applications, application service provider (ASP) processing services and professional services, designed for many of the largest organizations in the pharmaceutical supply chain, such as health plans, employers, federal, provincial, and, state and local governments, pharmacy benefit managers, retail pharmacy chains and other healthcare intermediaries. SXC is headquartered in Lisle, Illinois with multiple locations in the US and Canada.

For more information please visit www.sxc.com.

Forward-Looking Statements
Certain statements included herein, including those that express management's expectations or estimates of our future performance, constitute "forward-looking statements" within the meaning of applicable securities laws.  Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies.  We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements.  Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth and integrate acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; our dependence on key customers; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. This list is not exhaustive of the factors that may affect any of our forward-looking statements. Other factors that should be considered are discussed from time to time in SXC's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our 2010 Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to SXC or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Certain of the assumptions made in preparing forward-looking information and management's expectations include: maintenance of our existing customers and contracts, our ability to market our products successfully to anticipated customers, the impact of increasing competition, the growth of prescription drug utilization rates at predicted levels, the retention of our key personnel, our customers continuing to process transactions at historical levels, that our systems will not be interrupted for any significant period of time, that our products will perform free of major errors, our ability to obtain financing on acceptable terms and that there will be no significant changes in the regulation of our business.

For more information, please contact:

Tony Perkins
Investor Relations
SXC Health Solutions Corp.
(630) 577-4871
tony.perkins@sxc.com

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$405,111	$321,284
Restricted cash	14,971	13,790
Accounts receivable, net of allowance for doubtful accounts of $3,215 (2010 — $3,553)	217,791	122,175
Rebates receivable	32,439	34,249
Prepaid expenses and other current assets	6,676	10,173
Inventory	15,222	8,736
Deferred income taxes	5,583	6,647
Total current assets	697,793	517,054
Property and equipment, net of accumulated depreciation of $40,628 (2010 — $35,861)	17,146	20,896
Goodwill	229,193	220,597
Other intangible assets, net of accumulated amortization of $42,812 (2010 — $31,687)	49,657	56,282
Other assets	3,309	1,961
Total assets	$997,098	$816,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,092	$30,930
Accrued expenses and other current liabilities	69,471	61,038
Pharmacy benefit management rebates payable	58,866	61,364
Pharmacy benefit claims payable	190,210	84,599
Total current liabilities	333,639	237,931
Deferred income taxes	13,890	15,111
Other liabilities	10,091	10,492
Total liabilities	357,620	263,534
Commitments and contingencies (Note 12)
Shareholders’ equity	393,616	381,736
Common shares: no par value, unlimited shares authorized; 62,287,716 shares issued and outstanding at September 30, 2011 (December 31, 2010 — 61,602,997 shares)	34,213	24,973
Additional paid-in capital	211,649	146,547
Retained earnings	639,478	553,256
Total shareholders’ equity	$997,098	$816,790

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue:
PBM	$1,256,369	$463,042	$3,511,148	$1,341,839
HCIT	30,921	26,880	85,833	79,677
Total revenue	1,287,290	489,922	3,596,981	1,421,516
Cost of revenue:
PBM	1,188,197	423,773	3,330,886	1,225,620
HCIT	16,751	13,285	45,973	39,064
Total cost of revenue	1,204,948	437,058	3,376,859	1,264,684
Gross profit	82,342	52,864	220,122	156,832
Expenses:
Product development costs	3,598	3,075	10,624	9,169
Selling, general and administrative	33,773	21,607	93,440	64,403
Depreciation of property and equipment	1,588	1,463	4,764	4,482
Amortization of intangible assets	3,899	1,942	11,125	5,915
	42,858	28,087	119,953	83,969
Operating income	39,484	24,777	100,169	72,863
Interest income	(115)	(199)	(375)	(524)
Interest expense and other expense, net	1,221	373	2,351	1,343
Income before income taxes	38,378	24,603	98,193	72,044
Income tax expense (benefit):
Current	14,289	8,837	34,587	21,575
Deferred	(1,177)	(410)	(1,496)	2,356
	13,112	8,427	33,091	23,931
Net income	$25,266	$16,176	$65,102	$48,113
Earnings per share:
Basic	$0.41	$0.27	$1.05	$0.79
Diluted	$0.40	$0.26	$1.03	$0.77
Weighted average number of shares used in computing earnings per share:
Basic	62,271,267	60,820,197	62,050,573	60,569,027
Diluted	63,070,519	62,929,186	62,907,064	62,558,202

SXC Health Solutions Corp.

SXC HEALTH SOLUTIONS CORP.
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$25,266	$16,176	$65,102	$48,113
Items not involving cash:
Stock-based compensation	2,404	1,646	6,507	4,527
Depreciation of property and equipment	2,235	2,077	6,815	6,312
Amortization of intangible assets	3,899	1,942	11,125	5,915
Deferred lease inducements and rent	(150)	(127)	(397)	(365)
Deferred income taxes	(1,177)	(410)	(1,496)	2,356
Tax benefit on stock-based compensation plans	(304)	(483)	(9,322)	(6,071)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	9,211	(6,561)	(93,838)	(13,185)
Rebates receivable	5,017	(3,158)	4,616	(20,459)
Restricted cash	(9)	(10)	(1,181)	(162)
Prepaid expenses and other current assets	1,201	221	(1,742)	(1,350)
Inventory	(2,999)	297	(6,486)	(825)
Income tax	11,725	582	24,586	7,692
Accounts payable	(23,430)	1,397	(17,107)	(288)
Accrued expenses and other current liabilities	4,895	357	(1,308)	(6,693)
Pharmacy benefit claims payable	45,282	7,914	105,611	19,160
Pharmacy benefit management rebates payable	2,528	4,213	(5,304)	17,177
Other	(286)	—	(1,469)	1,020
Net cash provided by operating activities	85,308	26,073	84,712	62,874
Cash flows from investing activities:
Acquisitions	564	—	(12,421)	—
Purchases of property and equipment	(978)	(507)	(3,073)	(4,033)
Proceeds from sales of short term investments	—	—	—	6,828
Purchases of short term investments	—	—	—	(2,208)
Net cash (used) provided by investing activities	(414)	(507)	(15,494)	587
Cash flows from financing activities:
Tax benefit on stock-based compensation plans	304	483	9,322	6,071
Proceeds from exercise of options	185	313	5,291	5,040
Net cash provided by financing activities	489	796	14,613	11,111
Effect of foreign exchange on cash balances	21	75	(4)	119
Increase in cash and cash equivalents	85,404	26,437	83,827	74,691
Cash and cash equivalents, beginning of period	319,707	352,624	321,284	304,370
Cash and cash equivalents, end of period	$405,111	$379,061	$405,111	$379,061